EXHIBIT 4.16

World Gaming
33 St. James's Square
London, UK.
SW1Y 4JS                      www.worldgaming.com


DATE:    21 November, 2002

TO:      Mark A. Thompson

FROM:    Bruce Arrindell, General Office Manager

CC:      David Craven, Chief Executive Officer

RE:      OFFER OF EMPLOYMENT
________________________________________________________________________________

Dear Mark:

World Gaming Plc. ("World Gaming") is pleased to confirm the offer extended to you to join the Company in the position of Operations Director reporting directly to David Craven, CEO, beginning 01 December, 2002. This letter will serve to confirm our understanding of your acceptance of this

COMPENSATION

Your compensation package includes the following:

         1. Annual Base Salary of USD 120,000, to be paid semi monthly, subject to normal withholdings.

         2. Performance Bonus of up to seventy five (75%) percent of your Annual Base Salary.

         3. You will immediately be eligible for benefits which the Company has in place or is undertaking to put in place including life, dental and supplementary medical insurance and paid vacation days, etc., in accordance with World Gaming's policies and procedures.

         4.       Annual paid Vacation of twenty-five (25) working days.

         5.       Housing Allowance of USD 2,500 to be paid monthly.

         6.       A company-paid vehicle will be provided to you.

         7. The company will reimburse you for any relocation costs (up to a maximum of USD 10,000)

         8. A share option package will be agreed upon with you at a later date, subject to Board approval.

         9. All expenses incurred for the fulfillment of job related duties.

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LOCATION

Unless otherwise agreed to between the Company and the Operations Director, this position will be based out of the Antigua office of World Gaming Plc. This position will also require extensive travel between the company's offices globally.

CONFIDENTIALITY AND NON-DISCLOSURE

As a condition of employment, you will be required to sign an Employee Confidentiality Agreement. Please find the agreement attached.

TERMINATION

Your termination agreement with World Gaming plc, dated 02 June, 2002, will remain in effect until June 30, 2003, After June 30, 2003, this agreement may be terminated by either party giving four months notice. If the agreement is terminated by World Gaming, a salary and allowance continuance for four months commencing at the start of the notice period must be provided. Also, if the agreement is terminated by World Gaining then the Company will reimburse you for any relocation costs (up to a maximum of USD 7,500)

PREVAILING LAWS

If there is anything in this agreement which is contrary to or inconsistent with the Labour Code of Antigua and Barbuda, the Labour Code of Antigua and Barbuda shall prevail.

ACCEPTANCE

To indicate your acceptance of this offer, please sign below. This letter sets forth the terms of your employment with World Gaming Plc. and supersedes any prior representations or agreements, whether written or oral. This letter may only be modified by a written agreement signed by you and the Chief Executive Officer of World Gaming Plc.

We hope you agree that you have a great contribution to make to the industry by way of World Gaming, and we look forward to the continued opportunity of working with you to create a successful company. We are confident that your continued employment with World Gaming Plc will prove mutually beneficial.

Sincerely,

David Craven,
Chief Executive Officer


CC:      The Compensation Committee
         World Gaming BOD

Agreed to and Accepted by:


___________________________             _____________________
Mark A. Thompson                                Date

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World Gaming
33 St. James's Square
London, UK.
SW1Y 4JS                      www.worldgaming.com


CONFIDENTIAL INFORMATION NON-DISCLOSURE AGREEMENT

THIS AGREEMENT dated the 21st day of November. 2002.

BETWEEN:

                                                                WORLDGAMING PLC.
                                           a company incorporated under the laws
                             of the United Kingdom with its place of business at
                           33 St. James' Square, London, SW1Y 4JS United Kingdom
                                                                         ("WGS")

                                        (hereinafter referred to as Worldgaming)

AND:

                                                                MARK A. THOMPSON
                                    (hereinafter referred to as the "Confidant")

WHEREAS:

         A. Worldgaming, and any and all of its subsidiary companies, and the Confidant are currently considering a framework within which they can freely discuss their existing and prospective business activities and operations.

         B. The parties can only properly negotiate such a business relationship if there is disclosure between the parties of "Confidential Information" which is more fully defined in paragraph 1.

         C. As a result, the panics wish to define their rights with respect to the said Confidential Information and to protect the rights of Worldgaming and its affiliates to such Confidential Information.

NOW THEREFORE in consideration of the respective covenants and agreements hereinafter contained and it is hereby agreed as follows:

1.       DEFINITIONS

As used in this agreement, in any amendment hereof, in any documents to be executed and delivered in connection with the completion of any activities contemplated herein, the following words and phrases shall have the following meanings respectively:

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         a.       "Confidential Information" means material in the possession of
                  Workgaming which is not generally available to or used by others or the utility or value of which is not generally known or recognized as standard practice, whether or not the underlying details are in the public domain, including, without limitation, all Business Information, Computer
                  Software and Computer Technology whether patentable, copyrightable or not, which is acquired or developed by or on behalf of Worldgaming from time to time.

         b.       "Business Information" means:

                  i. Financial business and personal data relating to clients

                  ii. Affiliates, subsidiaries, consultants and employees of Worldgaming, and

                  iii. Business and marketing plans, strategies and methods, studies, charts, plans, tables and compilations of business industrial information acquired or prepared by or on behalf of Worldgaming.

         c.       "Computer Software" means:

                  i. All sets of statements or instruction, in either human readable or machine readable form, that are expressed, fixed, embodied or stored in any manner and that can be used directly or indirectly in a computer ("Computer Programs");

                  ii. Any report format, design or drawing produced by the Computer Programs; and

                  iii. All documentation, design specifications and charts, and operating procedures which support the Computer Programs.

         d. "Computer Technology" means all scientific and technical information or material pertaining to any machine, appliance or process, including specifications, proposals, models, designs, formulae, test results and reports, analyses, simulation results, tables of operating conditions, materials, components, industrial skill, operating and testing procedures, shop practices, know-how and show-how.

2.       LIMITATIONS ON CONFIDENTIAL INFORMATION

The Confidential Information shall not include and the Confidant shall have no obligation with respect to any Business Information, Computer Software or Computer Technology which:

         a. Is disclosed to the Confidant by a third party who is acting independently and at arm's length from the Confidant and without knowledge of the

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                  contents of this agreement and who acquires and delivers the information Lawfully and without breach of any agreement, including the Confidant's breach of this agreement;

         b. Has been, is being or will be developed by the Confidant or its parent, subsidiaries, associates or affiliates independently of the Confidential Information gained pursuant to this agreement, but only in circumstances whereby the Confidant can provide, on demand, evidence of the independence of such development which would be in a form and of a nature acceptable to a Canadian court of law; or

         c.       Is already in the public domain or becomes so.

3.       TERM

         a. The term of this agreement shall be until a subsequent agreement is signed by both parties commencing from the date of first delivery of any Confidential Information by Worldgaming to the Confidant.

         b. The Confidant hereby agrees that any information which falls within the definition of Confidential Information and which was disclosed or provided to the Confidant by Worldgaming or an agent or an affiliate, of Worldgaming prior to the Confidant's signing of this agreement shall be deemed to be included in and covered by the terms and conditions of this agreement.

4.       NON -DISCLOSURE

Except as Worldgaming may otherwise consent in writing, the Confidant shall not use other than for Worldgaming and shall not directly or indirectly publish or otherwise disclose at any tune either during or subsequent to the Confidant's work, any of Worldgaming's Confidential Information (whether or not conceived, originated, discovered, or developed in whole or in part by the Confidant).

5.       COPIES AND DISTRIBUTION

The Confidential Information shall not be mechanically or electronically copied or otherwise reproduced by the Confidant without the express written permission of Worldgaming. In addition, the Confidant agrees that it shall not sell, assign, sublicense or part with possession of or otherwise transfer or dispose of the Confidential Information or any copies thereof, except as expressly provided in this agreement.

6.       OWNERSHIP

The Confidant hereby acknowledges that, as between itself and Worldgaming, Worldgaming is and shall remain the sole owner of alt right, title and interest in the Confidential Information, including, but not limited to any and all rights in copyright, patent, trade mark, and the Confidential Information and all copies thereof which are

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supplied to the Confidant by Worldgaming shall be held in trust by the Confidant for the benefit of Worldgaming only.

7.       RETURN OF CONFIDENTIAL INFORMATION

The Confidant shall deliver to Worldgaming promptly upon request all documents, copies thereof and other matter's in the Confidant's possession or under its power or control pertaining to the business of Worldgaming, including, but not limited to, Confidential Information, and thereafter promptly to return documents and copies thereof pertaining to the business of Worldgaming and originating with Worldgaming that come into the Confidant's possession. In the alternative, if so directed by Worldgaining, the Confidant shall destroy such Confidential Information, documents and other materials and copies thereof and shall furnish proof of such destruction to the reasonable satisfaction of Worldgaming.

8.       SCOPE OF AGREEMENT

         a. Neither party hereunder shall acquire by virtue of this agreement any right, capacity nor power to act as an agent for the other or to bind the other person, firm, or corporation, except as is necessary to carry out the purpose and intent of this agreement.

         b. Both Parties hereby specifically acknowledges that this agreement shall in no way detract from or limit the power of either party to carry on any other negotiations or otherwise deal with the other party's Confidential Information in any manner whatsoever, so long as the Confidant does not disclose Confidential Information.

         c. The provision of the Confidential Information to the Confidant shall be at the sole discretion of Worldgaming and nothing in this agreement shall obligate Worldgaming to disclose, or grant access to any particular Confidential Information to the Confidant.

9.       REPRESENTATIONS

         a. Worldgaming hereby represents and warrants that it has all such rights and powers as are necessary for it to enter into this agreement and to disclose the Confidential Information to the Confidant as contemplated by this agreement.

         b. The Confidant represents and warrants that it is not now a party to and agrees not to enter into any agreement, business relationship or to incur any obligations that may be in conflict with this agreement.

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10.      INDEMNIFICATION

         a. The Confidant hereby agrees to indemnify the company and save it harmless for any and all losses, expenses, costs, including legal costs, and damages resulting directly or indirectly from the actions of:

                  i.       The officers, employees and agents of the Confidant;

                  ii. The officers, employees and agents of the parent corporation or any affiliate or subsidiary corporation of the Confidant; or

                  iii. Any other party who obtains access to the Confidential Information either on or off the Confidant's negligence or its failure to comply with the terms of this agreement.

         b. This indemnification shall survive the termination of this agreement and shall not detract in any way from any other rights or remedy which Worldgaming may have under this agreement or otherwise in law or in equity.

11.      INJUNCTIVE RELIEF

The Confidant hereby acknowledges and expressly agrees that any breach by it of this agreement which does or may result on loss of confidentiality of the Confidential Information would cause Worldgaming irreparable harm for which damages would not be an adequate remedy and, therefore, the Confidant hereby agrees that, in the event of any breach by the Confidant of this agreement, Worldgaming shall have the right to seek inductive relief against the continuing or further breach by the Confidant, without the necessity of proof of actual damages. This right to seek inductive relief without necessity proof of damage shall be in addition to any other right which Worldgaming may have under this agreement or otherwise in law or in equity.

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         IN WITNESS WHEREOF the parties have executed this agreement on the date written above.

CONFIDANT'S NAME


                  ______________________
                  Mark A. Thompson


WORLD GAMING PLC.


Per:

Name:             Bruce Arrindell

Title:            General Office Manager


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